Applied Nanotech Holdings, Inc. expects approval

to become PEN Inc.

Two leading companies combine to bring to market

advanced products enabled by nanotechnology

Shareholder meeting will occur on Friday, August 22, 2014,

in Irving, TX to vote on the combination

Austin, Texas – August 15, 2014 – Applied Nanotech Holdings, Inc. (OTCQB: APNT) (Applied Nanotech), a global leader in nanotechnology research and development, today announced that a majority of shareholders have returned proxies or voting instructions to approve the proposed combination with NanoHolding Inc., the parent company of Nanofilm, Ltd. (Nanofilm), a private company with a leading market position for specialty optical coatings, cleaners and nano-composite products. The combination will create a new publicly traded company called PEN Inc.

“It’s clear that APNT shareholders see the growth potential of the combination with Nanofilm,” said Robert Ronstadt, chairman of the APNT board of directors. “The creation of PEN Inc. from the combination of our company, Applied Nanotech, and Nanofilm, is the beginning of a new era, with proven leadership and resources focused on extracting the maximum value of APNT’s IP portfolio through commercial products.” Mr. Ronstadt went on to say, “The creation of PEN Inc. was the culmination of over a year of planning to create the best structure to maximize value for the Applied Nanotech shareholders.”

“My vision for PEN is to bring to the commercial marketplace advanced-performance products enabled by nanotechnology,” stated Scott Rickert, the current CEO of Nanofilm who will be the CEO of PEN. “Applied Nanotech, like Nanofilm, has exciting intellectual property, and I believe everyone on both teams is excited to roll up their sleeves and get to work right now.” Dr. Rickert added, “As PEN moves forward as a public company, the Management and Board will be focused on a growth strategy. I look forward to sharing details of that growth strategy in the coming months.”

The actual vote will occur at a Special Meeting of Shareholders of Applied Nanotech Holdings, Inc. to be held on August 22, 2014, in Dallas, Texas. The transaction is expected to close the following week.

About APNT (OTCQB: APNT)

Applied Nanotech Holdings, Inc. (APNT) is an Austin, Texas-based global leader in nanotechnology research and development and has ongoing research programs and license agreements with product innovators around the world. For information about Applied Nanotech Holdings, Inc., please visit www.appliednanotech.net.

About Nanofilm, Ltd.

Nanofilm, Ltd. is a Valley View, Ohio private company that develops nano-layer coatings, nano-based cleaners, and nano-composite products. Nanofilm’s primary commercial products center around its unique eyecare glass cleaning and de-fogging products; other products include precision mold release treatments, stay-clean surface treatments for ceramic insulators, and scuff-resistant treatments for commercial dinnerware. For information about Nanofilm, please visit www.nanofilmtechnology.com.

DISCLOSURE NOTICE: The information contained in this release is as of August 15, 2014. APNT and Nanofilm assume no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information that involves substantial risks and uncertainties about the proposed combination of APNT and Nanofilm and their expectations regarding completion of the combination and their ability to expand, develop and enhance new products. Such risks and uncertainties include, among other things, the uncertainty regarding the completion of bridge financing, conversion of certain APNT debt into equity, approval by the respective shareholders of APNT and NanoHolding Inc., and market acceptance of products using their technologies.

A further description of risks and uncertainties regarding APNT’s business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its reports on Form 10-Q and Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the combination of APNT and Nanofilm discussed in this press release, APNT has filed a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). The definitive proxy statement and a form of proxy are being mailed to the APNT stockholders. SECURITY HOLDERS OF APNT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. APNT shareholders can also obtain free copies of the proxy statement and other relevant documents by contacting our Investor Relations Department, 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (Telephone: (512) 339-5020) or from APNT’s website, www.appliednanotech.net.

APNT and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination of APNT and Nanofilm. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014, and the proxy statement and other relevant materials to be filed with the SEC in connection with these matters. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact Information:

Lynn Lilly

Director of Communication

Nanofilm, Ltd.

llilly@nanofilmtechnology.com

(216) 447-1199 ext. 119